SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC. 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



 Date of report (Date of earliest event reported)    December 27, 1996
                                                    ---------------------



                               UNOCAL CORPORATION
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                          (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



           1-8483                                      95-3825062
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(Commission File Number)                  (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California            90245
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(Address of Principal Executive Offices)                          (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Item 5.  Other Events




On December 27, 1996, the following news release was issued:


                     UNOCAL BEGINS STOCK REPURCHASE PROGRAM
                     --------------------------------------

     El Segundo, Calif., Dec. 27, 1996 -- Unocal Corporation today said it will begin its previously announced common stock repurchase program.

     The common shares will be repurchased through open market or privately negotiated transactions at the discretion of company management, depending upon financial and market conditions or as otherwise permitted under applicable rules.

     The company's board of directors has authorized the repurchase of up to $400 million of the company's stock. If the entire authorized amount is repurchased, it would represent about 4 percent of Unocal's outstanding 250 million shares of common stock, based on the current market price.

     "We believe our common stock is undervalued at this time, given our potential to grow the business," said Roger C. Beach, Unocal chairman and chief executive officer. "The repurchase of our shares represents an attractive investment opportunity for Unocal, as well as a valuable tool for building stockholder value."

     The company had said that it would use the net proceeds from the sale of its West Coast refining, marketing and transportation assets to Tosco Corporation to fund the stock repurchase program, as well as to reduce Unocal's overall debt and invest in new growth projects. The company expects the sale to close in the first quarter 1997. Until closing, the stock repurchase program will be funded from other sources of cash.

     Beach noted that if new, attractive investment opportunities become available, the stock repurchase and debt paydown programs could be affected.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                       UNOCAL CORPORATION
                                         (Registrant)




Date: December 30, 1996                By:  CHARLES S. MCDOWELL
-----------------------                ------------------------
                                            Charles S. McDowell,
                                            Vice President and Comptroller




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